                                                                    Exhibit 20
                                                                    ----------



                            SELECTED FINANCIAL DATA
                            -----------------------

                                                             THREE MONTHS
Unaudited (In thousands, except per share data)             ENDED MARCH 31,
                                                     ---------------------------
                                                         1995            1994
                                                     -----------     -----------
OPERATING RESULTS
   Revenues                                           $   19,347      $  18,917

   Income from operations                                  1,640          1,612
   Litigation and proxy expenses                             950
   Income after litigation and proxy expenses
      and before capital gains                               690          1,612
   Capital gains (1)                                      29,870
   Net income                                             30,560          1,612

   Funds from operations (2)                               3,777          4,453
   Dividends declared                                      1,827          1,811

PER SHARE
   Income from operations                             $      .09      $     .09
   Income after litigation and proxy expenses
      and before capital gains                               .04            .09
   Capital gains                                            1.64
   Net income                                               1.68            .09

   Funds from operations                                     .21            .25
   Dividends declared                                        .10            .10




        (1) In January 1995, the Trust sold its 50% interests in two malls located in Wilkes-Barre, Pennsylvania and Fairmount, West Virginia resulting in a capital gain of approximately $29.9 million.

        (2) The amount of funds from operations is calculated as income from operations less litigation and proxy expenses plus noncash charges for depreciation and amortization.

                            COMBINED BALANCE SHEETS
                            -----------------------

                                                    MARCH 31,      DECEMBER 31,
Unaudited (In thousands, except shares)               1995            1994
                                                   ------------    -----------
ASSETS
INVESTMENTS IN REAL ESTATE
   Land                                            $     44,994    $    44,594
   Buildings and improvements                           377,018        391,800
                                                   ------------    -----------
                                                        422,012        436,394
   Less--Accumulated depreciation                      (106,484)      (111,972)
                                                   ------------    -----------
      Total investments in real estate                  315,528        324,422

MORTGAGE LOANS RECEIVABLE                                41,813         35,761

OTHER ASSETS
   Cash and cash equivalents                             33,011          2,975
   Accounts receivable                                    3,462          4,594
   Deferred charges, net                                  3,989          3,488
   Unamortized debt issue costs                           4,815          4,949
                                                   ------------    -----------
                                                   $    402,618    $   376,189
                                                   ============    ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
   Mortgage loans                                  $     86,018    $    90,796
   Senior notes                                         105,000        105,000
   Bank loans                                            43,652         42,500
   Accounts payable and accrued liabilities              17,869         16,686
   Deferred obligations                                  10,557         10,522
   Deferred capital gains and other
      deferred income                                     7,743          7,745

Shareholders' equity, including shares of
   beneficial interest, $1 par, unlimited
   authorization, outstanding 1995--18,272,537;
   1994--18,262,725                                     131,779        102,940
                                                   ------------    -----------
                                                   $    402,618    $   376,189
                                                   ============    ===========

                         COMBINED STATEMENTS OF INCOME
                         -----------------------------

Unaudited (In thousands, except per share data)             THREE MONTHS
                                                           ENDED MARCH 31,
                                                     --------------------------
                                                        1995            1994
                                                     -----------     ----------
REVENUES
   Rents                                             $   17,989      $  17,651
   Interest - Mortgage loans                              1,072            975
            - Short term investments                        286            291
                                                     -----------     ----------
                                                         19,347         18,917
                                                     -----------     ----------
EXPENSES
   Property operating                                     6,299          6,591
   Real estate taxes                                      1,998          2,021
   Depreciation and amortization                          3,087          2,841
   Interest--Mortgage loans                               1,989          1,788
           --Senior notes                                 2,326          2,327
           --Bank loans and other                         1,129          1,010
   General and administrative                               879            727
                                                     -----------     ----------
                                                         17,707         17,305
                                                     -----------     ----------
INCOME FROM OPERATIONS                                    1,640          1,612
   Litigation and proxy expenses                            950
                                                     -----------     ----------
   Income after litigation and proxy expenses
      and before capital gains                              690          1,612
CAPITAL GAINS                                            29,870
                                                     -----------     ----------
NET INCOME                                           $   30,560      $   1,612
                                                     ===========     ==========

PER SHARE
   Income from operations                            $      .09      $     .09
                                                     ===========     ==========
   Income after litigation and proxy expenses
      and before capital gains                              .04      $     .09
   Capital gains                                           1.64
                                                     -----------     ----------
   Net income                                        $     1.68      $     .09
                                                     ===========     ==========
   Dividends declared                                $      .10      $     .10
                                                     ===========     ==========
ADJUSTED SHARES OF BENEFICIAL INTEREST                   18,145         18,109
                                                     ===========     ==========

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                     --------------------------------------

          (1) Income per share of beneficial interest has been computed based on weighted average shares and share equivalents outstanding for the applicable periods.

          (2) In January 1995, the Trust sold its 50% intertests in two malls located in Wilkes-Barre, Pennsylvania and Fairmount, West Virginia for $29.5 million in cash ($2 million was received in 1994), a $6 million mortgage note receivable and the assumption by the purchaser of $4.7 million in mortgage debt, resulting in a capital gain of approximately $29.9 million.

          (3) The Trust incurred certain professional fees in regard to litigation and a proxy contest with a minority shareholder.

                    COMBINED STATEMENTS OF CHANGES IN CASH
                    --------------------------------------

                                                             THREE MONTHS
Unaudited (in thousands)                                    ENDED MARCH 31,
                                                       -------------------------
                                                          1995           1994
                                                       ----------     ----------
CASH PROVIDED BY (USED FOR) OPERATIONS
   Net income                                          $   30,560     $   1,612
   Adjustments to reconcile net income to net
      cash provided by operations --
         Depreciation and amortization                      3,087         2,841
         Capital gains                                    (29,870)
         (Increase) decrease in deferred charges, net        (669)           51
         Increase in deferred interest on
            mortgage investments, net                         (90)          (81)
         Increase in deferred obligations                      35            30
         Net changes in other assets and liabilities        4,349         2,550
                                                       ----------     ----------
            Net cash provided by operations                 7,402         7,003
                                                       ----------     ----------
CASH PROVIDED BY (USED FOR) INVESTING
   Principal received from mortgage investments                38            35
   Proceeds from sale of properties                        27,500
   Investments in properties                               (3,333)       (1,343)
                                                       ----------     ----------
         Net cash provided by (used for) investing         24,205        (1,308)
                                                       ----------     ----------
CASH PROVIDED BY (USED FOR) FINANCING
   Increase in short term loans                             1,152
   Repayment of mortgage loans - Normal payments             (955)         (910)
                               - Balloon payments                        (2,225)
   Issue of First Union Shares                                 75
   Dividends paid                                          (1,826)       (3,260)
   Other                                                      (17)          (22)
                                                       ----------     ----------
         Net cash used for financing                       (1,571)       (6,417)
                                                       ----------     ----------
Increase (decrease) in cash and cash equivalents           30,036          (722)
Cash and cash equivalents at beginning of period            2,975        38,523
                                                       ----------     ----------
Cash and cash equivalents at end of period             $   33,011     $  37,801
                                                       ==========     ==========